Exhibit 3.1

Amendment No. 2

to the Amended and Restated Bylaws

of

Arlington Asset Investment Corp.

(Adopted on October 24, 2016)

WHEREAS, Arlington Asset Investment Corp. (the “Corporation”) is governed, in part, by the Bylaws, as amended by Amendment No. 1 thereto (the “Bylaws”), and

WHEREAS, pursuant to and in accordance with Section 7.5 of the Bylaws, the Board of Directors of the Corporation has authorized, approved and adopted this amendment to be effective as of October 24, 2016.

NOW, THEREFORE, BE IT RESOLVED THAT:

1. AMENDMENT

Section 1.10 of the Amended and Restated Bylaws of Arlington Asset Investment Corp. is hereby amended by deleting the following text:

“Unless otherwise required by law, a majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter.  Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting.  If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law or the Articles of Incorporation.  Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present.  There shall be no cumulative voting.

Unless required by applicable law or determined by the chairman of the meeting to be advisable, the vote on any question need not be by written ballot.  On a vote by ballot, each ballot shall be signed by the shareholder voting or by such shareholder’s proxy, if there be such proxy; provided, however, that if authorized by the Board of Directors, any shareholder vote to be taken by written ballot may be satisfied by a ballot submitted by electronic transmission by the shareholder or the shareholder’s proxy, provided that any such electronic transmission shall either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder or the shareholder’s proxy.”

and replacing it in its entirety with the following text:

“A nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of shareholders duly called and at which a quorum is present.  However, directors shall be elected by a plurality of votes cast at a meeting of shareholders duly called and at which a quorum is present for which (i) the Secretary of the Corporation receives notice that a shareholder has nominated an individual for election as a director in compliance with the requirements of advance notice of shareholder nominees for director set forth in Section 1.6, and (ii) such nomination has not been withdrawn by such shareholder on or before the close of business on the tenth day before the date of filing of the definitive proxy statement of the Corporation with the Securities and Exchange Commission, and, as a result of which, the number of nominees is greater than the number of directors to be elected at the meeting.  There shall be no cumulative voting.

A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Articles of Incorporation of the Corporation. In all elections for directors, each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.  Unless otherwise provided by statute or by the Articles of Incorporation, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.  Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot.”

2. NO FURTHER AMENDMENT

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.  The Bylaws were amended and restated by the Board of Directors effective as of July 27, 2011, amended by Amendment No. 1 thereto, adopted on February 3, 2015, and further amended by this Amendment No. 2 thereto, adopted on October 24. 2016.